Exhibit 5.1

São Paulo, February 9, 2024

To:

VITRU BRASIL EMPREENDIMENTOS, PARTICIPAÇÕES E COMÉRCIO S.A.
Rodovia José Carlos Daux, no. 5500, Jurerê A tower, 2nd floor, room “T”, Saco Grande
Postal code 88032-005 – Florianópolis, Santa Catarina
Brazil

Ladies and Gentlemen:

1. We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Vitru Brasil Empreendimentos, Participações e Comércio S.A., a corporation (sociedade por ações) organized under the laws of the Federative Republic of Brazil (the “Vitru Brazil”), in connection with the preparation and filling with the Securities and Exchange Commission by Vitru Brazil, a wholly owned subsidiary of Vitru Limited, an exempted company incorporated in the Cayman Islands (the “Vitru Cayman”), of a Form F-4 Registration Statement (File No. 333-274353) (the “Registration Statement”), filed on February 9, 2024, pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) in connection with the merger of Vitru Cayman with and into Vitru Brazil.

2. The proposed transaction consists of a merger, as provided for by art. 227 of Brazilian Law No. 6,404, pursuant to the terms of the corporate approvals, merger and justification protocol, among others (the “Merger Documents”) entered into by and among Vitru Brazil and Vitru Cayman, pursuant to which Vitru Cayman will be merged into Vitru Brazil (the “Proposed Transaction”). If the Merger is completed, Vitru Cayman will be merged with and into Vitru Brazil, with Vitru Brazil being the surviving corporation in the Merger. Vitru Cayman will be struck off by the Cayman Registrar of Companies and will no longer exist as a separate company. Following the closing of the Proposed Transaction, the former holders of Vitru Cayman shares will own all of the Vitru Brazil shares.

3. Pursuant to the terms and subject to the conditions set forth in the Merger Documents, upon the completion of the Proposed Transaction each Vitru Cayman share issued and outstanding immediately prior to the consummation of the Proposed Transaction (other than as provided in the Merger Documents) will be converted into the right to receive four common shares issued by Vitru Brazil (the “Vitru Brazil Shares”), provided however, that each holder of Vitru Cayman shares will receive, in lieu of Vitru Brazil Shares, four Vitru Brazil American Depositary Shares (the “Vitru Brazil ADS”) (each representing one Vitru Brazil Share) for each Vitru Cayman share that they hold to the extent that they do not make a valid election and take such other necessary steps to receive Vitru Brazil shares, in each case subject to approval of the terms of the Proposed Transaction by the board of directors and shareholders of each Vitru Brasil and Vitru Cayman.

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4. In the course of reaching their decisions to approve the Merger Documents, the Proposed Transaction and all of the other transactions and documents contemplated by the Proposed Transaction, the board of directors of each Vitru Brazil and Vitru Cayman considered a number of important factors in their separate deliberations.

5. Following the Vitru Brazil and Vitru Cayman boards meetings, separate shareholders meetings of (i) Vitru Brazil shall be called to resolve upon, among other matters, the approval of: (a) the Proposed Transaction, including the merger of Vitru Cayman into Vitru Brazil; and (b) the Merger Documents (“Vitru Brazil Shareholders Approval”), and (ii) Vitru Cayman shall be called to resolve upon the approval of: (a) the Proposed Transaction, including the merger of Vitru Cayman into Vitru Brazil; (b) the Merger Protocol; and (c) the Plan of Merger (“Vitru Cayman Shareholders Approval”, and, jointly with Vitru Brazil Shareholders Approval, referred to as “Shareholders Approval”). Vitru Brazil shall subsequently provide for the registration and publication of the Merger Documents.

7. Except as otherwise provided herein, expressions defined or to which meanings have been assigned in the Registration Statement have the same meanings when used in this opinion.

8. For the purposes of giving this opinion we have prepared and/or examined and/or relied upon:

(i)	a copy of Vitru Brazil’s Estatuto Social (“Vitru Brazil’s By-Laws”);

(ii)	copy of the (a) minutes of the Vitru Brazil Board of Directors’ Meeting held on February 8, 2024, which authorizes the Proposed Transaction and its terms and conditions;

(iii)	the Registration Statement;

(iv)	the Merger Documents (when referred together with the Registration Statement, the “Transaction Documents”); and

(v)	such other documents, corporate documents and contracts of officers of Vitru Brazil, when applicable, furnished to us by Vitru Brazil, as we may have considered necessary or desirable to examine for the purpose of giving this opinion.

9. We have not made any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect to matter pertaining Vitru Brazil under the laws of Brazil as of the date hereof and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and/or the laws of the Cayman Islands, and do not express or imply any opinion on such laws. In giving this opinion, we have made the following assumptions:

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(i)	that all documents requested were provided to our analysis and reviewed by Vitru Brazil for the preparation of the Transaction Documents as well as all information conveyed to us by Vitru Brazil represent the entirety of all material documents and information regarding the issues raised by us and there is no other material documents and information that have not been provided to us or omitted from us;

(ii)	that all documents submitted to us in draft form or copy or specimen documents conform to their originals;

(iii)	that all documents submitted to us as originals are authentic;

(iv)	that all documents and information requested and provided to us are true, accurate, complete and sufficient;

(v)	that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine;

(vi)	that the Transaction Documents will be validly authorized (as applicable), executed and delivered by all parties thereto (other than Vitru Brazil);

(vii)	that the shareholders meetings mentioned in this opinion will be duly called pursuant to the terms and conditions set forth in the by-laws of Vitru Brazil and Vitru Cayman, and in accordance with applicable laws and regulations;

(viii)	that the formalities and requirements necessary for the issuance of the Vitru Brazil ADS and Vitru Brazil Shares under the laws of any jurisdiction other than Brazil will have been duly complied with by Vitru Brazil, including those before any third parties (as applicable);

(ix)	that the capacity, power and authority of, and the fulfillment of all internal authorization procedures (as applicable) by each of the parties to the Transaction Documents (other than Vitru Brazil) to execute, deliver and perform its respective obligations in respect of the Transaction Documents;

(x)	that each of the parties to the Transaction Documents (other than Vitru Brazil) has been duly organized and established and is validly existing at the date of execution of the Transaction Documents, as applicable;

(xi)	that each of the parties to the Transaction Documents (other than Vitru Brazil) has all necessary regulatory and other approvals, exemptions, licenses and authorizations to perform its obligations under such Transaction Documents to which it is a party, as applicable.

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(xii)	that we have relied, as to factual matters, on the documents we have examined, including, without limitation, the representations, warranties and covenants of Vitru Brazil delivered in connection with the Proposed Transaction, and we have not carried out an independent investigation in respect of such factual matters.

10. Based on the above assumptions and subject to the reservations, qualifications and explanations set forth below, we are of the opinion that:

(i)	Vitru Brazil is duly incorporated and validly existing as a corporation (a sociedade por ações), under the laws of Brazil, and in good standing, with full corporate power and authority to own, lease and operate its properties and to conduct its business and to perform its obligations under the Transaction Documents; and

(ii)	upon the approval of the Vitru Brazil and Vitru Cayman board meetings, as well as upon the Shareholders Approval described above being duly obtained in accordance with applicable laws, the Vitru Brazil Shares and the Vitru Brazil ADSs when issued, delivered and paid for in the manner described in the Registration Statement will be duly authorized and will be duly and validly issued, fully-paid and non-assessable.

11. In rendering the opinions set forth herein, we note that any conclusion on any particular issue is not a guarantee or prediction of a court decision, but our opinion as to what would be an appropriate decision by a court when properly presented with the facts and assumptions we have relied on are established.

12. We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Registration Statement, including under the caption “Legal Matters”. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

13. This opinion is limited to the matters and transactions expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter or transaction in connection with the Transaction Documents or the transactions or documents referred to therein.

14. This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

15. This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

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/s/ Jean Marcel Arakawa

MATTOS FILHO, VEIGA FILHO, MARREY JR. E QUIROGA ADVOGADOS

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